Exhibit 99.1

VERIFONE APPOINTS FORMER LUCENT TECHNOLOGIES CEO

TO BOARD OF DIRECTORS

Richard A. McGinn to join VeriFone's Board of Directors

San Jose, CA - December 18, 2008 - VeriFone Holdings, Inc. (NYSE: PAY) today announced the appointment of Richard A. McGinn to its Board of Directors, effective December 17, 2008. The election expands the number of directors on the VeriFone board to ten members, nine of whom are independent outside directors.

Mr. McGinn is a General Partner at RRE Ventures, an investment advisory and venture capital firm. From 1997 to October 2000, he served as the Chief Executive Officer at Lucent Technologies Inc., and from February 1998 to October 2007 he also served as Chairman of the Board. Mr. McGinn currently serves on the board of directors of American Express Company and has previously served on the board of directors of Oracle Corporation.

Douglas G. Bergeron, Chief Executive Officer of VeriFone, said: "Rich McGinn is an exceptionally seasoned and accomplished senior executive. We look forward to benefiting from his broad perspective of technology and operational innovation as we continue to evolve our business and explore new business opportunities.

About VeriFone Holdings, Inc. (www.verifone.com)

VeriFone Holdings, Inc. ("VeriFone") (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.

Additional Resources:

Investor Contact:

William Nettles - Vice President, Corporate Development & IR

Tel: 408-232-7979

Email: ir@verifone.com

http://ir.verifone.com/phoenix.zhtml?c=187628&p=irol-irhome

Editorial Contact:

Pete Bartolik

VeriFone, Inc.

Tel: 508-283-4112

Email: pete_bartolik@verifone.com